EXHIBIT 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Nick Laudico/Zack Kubow
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7030/7020
858-909-1800	nlaudico@theruthgroup.com
investorrelations@nuvasive.com	zkubow@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NUVASIVE REPORTS THIRD QUARTER 2007 REVENUE OF $38.5 MILLION
- Increases 2007 Revenue Guidance to $147 to $148 million -
- Launches 5 New Products at North American Spine Society Meeting -
Third Quarter 2007 Highlights:
•	Total revenues of $38.5 million; up 52.9% from the third quarter of 2006

•	Gross profit of $31.6 million; up 55.7% from the third quarter of 2006

•	Gross margin was 82.0%; up 150 basis points from the third quarter of 2006

•	GAAP loss per share for the quarter was $(0.07); non-GAAP earnings per share was $0.04

•	NeoDisc™ clinical trial continues to progress with enrollment over 50%
SAN DIEGO, October 24, 2007 — NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today financial results for the quarter ended September 30, 2007.

The Company reported third quarter revenues of $38.5 million, a 52.9% increase over the $25.2 million for the third quarter of 2006 and an 8.2% increase over the $35.6 million for the second quarter of 2007.
Gross profit for the third quarter of 2007 was $31.6 million and gross margin was 82.0%, compared to a gross profit of $20.3 million and a gross margin of 80.5% in the third quarter of 2006. For the second quarter of 2007, gross profit was $28.9 million and gross margin was 81.2%.
Total operating expenses for the third quarter of 2007 were $35.2 million, compared with $40.8 million (or $31.2 million, excluding a charge of $9.6 million for the NeoDisc buyout) in the third quarter of 2006 and $34.0 million in the second quarter of 2007.
On a GAAP basis for the third quarter of 2007, the Company reported a net loss of $2.3 million or $(0.07) per share. On a non-GAAP basis, the Company reported net income of $1.5 million or $0.04 per share. The non-GAAP earnings per share calculation in the third quarter of 2007 excludes (i) stock based compensation of $3.4 million and (ii) amortization of acquired intangible assets of $0.4 million.
Cash, cash equivalents and short and long-term investments were $96.7 million at September 30, 2007.
New Product Launches at NASS
NuVasive introduced five new products today at the North American Spine Society’s annual meeting in Austin, Texas, including each of the core components of the XLIF® Thoracic approach. This approach relies on the MaXcess® Thoracic retractor system, which facilitates minimally disruptive lateral access to the thoracic spine in the same manner as an XLIF procedure. In support of XLIF Thoracic, we are introducing our CoRoent XLT and CoRoent Revision PEEK implants designed specifically for thoracic applications, along with a range of specialized instruments designed to make the procedure safe and reproducible. The Company also launched the SpheRx® DBR® II system, a minimally disruptive pedicle screw system utilizing the Company’s unique “dual ball rod” technology. In addition, as part of a strategy to expand its cervical offering and supplement the Gradient Plus™ cervical plate, the Company introduced the Helix anterior cervical plate and the Helix MiniPlate, both designed to offer flexible and elegant solutions for cervical fusion.
New Corporate Headquarters
NuVasive also announced plans to relocate to a new leased headquarters in San Diego in mid-2008. The Company will look to secure a facility to serve as a long term home for its corporate headquarters. This will include an expansion of square footage for current needs, as well as the ability to expand without the need to relocate. NuVasive plans for this relocation to be in close proximity to its current headquarters, and will be focused on expansion that accommodates future company growth and allows all of the San Diego-based shareowners to work in one location, an important component for furthering the Company’s cultural values of speed and Absolute Responsiveness®.

Alex Lukianov, Chairman and Chief Executive Officer, said, “Our strong third quarter results demonstrate our success in product penetration with existing accounts while expanding with new customers. We also benefited from the first full quarter of revenue contribution from our SpheRx® II pedicle screw system, XLP™ Lateral Plate and our Formagraft® biologic following their full-scale launch at the end of the second quarter. Surgeons have adopted these products at a strong rate with favorable market feedback. These products, along with our NASS launches, demonstrate our strategy of addressing broader indications further up the spine in the thoracic and cervical regions.”
Regarding the Company’s plans to expand its corporate headquarters, Mr. Lukianov, added, “NuVasive has clearly experienced robust growth over the past several years and we expect to grow revenues in the mid-30% range, to $500 million over the next several years. We believe the relocation of our corporate headquarters is necessary to provide a strong foundation for our continued expansion. This infrastructure investment, coupled with expansion of our information technology and related inventory distribution systems, will provide a foundation for future growth and support our efforts to increase the scalability of our business. Our shareowners’ focus on Absolute Responsiveness to our customers and leading the development of minimally disruptive innovations have been key parts of our growth, and this new environment will allow us to strengthen that focus.”
Guidance
NuVasive is increasing its full year 2007 financial guidance as follows:
Revenue: $147 million to $148 million, up from $143 to $146 million
GAAP loss per share: $(0.35) to $(0.31); down from $(0.38) to $(0.31)
Non-GAAP earnings per share: $0.06 to $0.09; up from $0.05 to $0.09
Reconciliation of Non-GAAP Information
Management uses certain non-GAAP financial measures such as non-GAAP earnings per share and non-GAAP net loss per share, which exclude stock based compensation and charges directly related to acquisition transactions such as in-process research and development, milestone payments, amortization of the acquired technology assets and certain non-recurring internal costs incurred as a result of the transaction. Management does not consider these costs in evaluating the continuing operations of the Company. Therefore, management calculates the non-GAAP financial measures provided in this earnings release excluding these costs and uses these non-GAAP financial measures to enable it to analyze further and more consistently the period-to-period financial performance of its core business operations. Management believes that providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in the same way management assesses, the Company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measure.

Reconciliation of Third Quarter 2007 Results
(in thousands, except per share amounts)

GAAP net loss (A)	$(2,283)
Stock based compensation (B)	3,364
Amortization of acquired intangible assets (C)	398

Non-GAAP earnings (A)	$1,479

GAAP net loss per share (A)	$(0.07)
Stock based compensation (B)	0.10
Amortization of acquired intangible assets (C)	0.01

Non-GAAP earnings per share (A)	$0.04

Shares used in computing GAAP net loss per share (A)	34,940

Shares used in computing non-GAAP earnings per share (A)	36,496

Reconciliation of Full Year 2007 Guidance
	Range for Year Ending
(in thousands, except per share amounts)	December 31, 2007
	Low	High

GAAP net loss per share (A)	$(0.35)	$(0.31)
Stock based compensation (B)	0.37	0.36
Amortization of acquired intangible assets (C)	0.04	0.04

Non-GAAP earnings per share (A)	$0.06	$0.09

Shares used in computing GAAP net loss per share (A)	34,780	34,780

Share used in computing non-GAAP earnings per share (A)	36,280	36,280

A — GAAP net loss per share is calculated using basic weighted shares outstanding; Non-GAAP earnings per share is calculated using diluted weighted shares outstanding,
B — Non-cash stock-based compensation.
C — Amortization of technology assets purchased in 2005 and 2007.
Conference Call
NuVasive will hold a conference call today at 5:00 p.m. ET / 4:00 p.m. CT to discuss the results. The dial-in numbers are 1-877-407-4018 for domestic callers and 1-201-689-8471 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.
After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through November 24, 2007. In addition, a telephonic replay of the call will be available until November 14, 2007. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 256798.
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $3.6 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum

Access Surgery, or MAS™, as well as a growing offering of cervical and motion preservation products.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings: NeuroVision® a proprietary software-driven nerve avoidance system; MaXcess® a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®, that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s product offering is also focused on cervical internal fixation products and its R&D pipeline emphasizes both MAS and motion preservation.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that the Company’s financial projections may prove incorrect because of unexpected difficulty in generating sales or achieving anticipated profitability; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues	$38,522	$25,194	$107,360	$67,603
Cost of goods sold	6,925	4,905	19,342	13,872

Gross Profit	31,597	20,289	88,018	53,731

Operating expenses:
Sales, marketing and administrative	28,945	25,539	85,012	69,554
Research and development	6,237	5,654	17,914	14,092
NeoDisc technology costs	—	9,616	—	20,116

Total operating expenses	35,182	40,809	102,926	103,762
Interest and other income, net	1,302	1,869	4,789	4,804

Net loss	$(2,283)	$(18,651)	$(10,119)	$(45,227)

Net loss per share:
Basic and diluted	$(0.07)	$(0.56)	$(0.29)	$(1.41)

Weighted average shares — basic and diluted	34,940	33,281	34,638	32,033

Stock-based compensation is included in operating expenses in the following categories:
Sales, marketing and administrative	$2,801	$2,679	$8,323	$7,949
Research and development	563	664	1,654	2,217

	$3,364	$3,343	$9,977	$10,166

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$56,340	$41,476
Short-term investments	31,843	73,930
Accounts receivable, net	24,330	18,960
Inventory, net	29,291	18,636
Prepaid expenses and other current assets	1,617	1,716

Total current assets	143,421	154,718
Property and equipment, net of accumulated depreciation	36,203	30,573
Intangible assets, net of accumulated amortization	24,864	8,441
Long-term investments	10,499	1,996
Other assets	623	456

Total assets	$215,610	$196,184

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$11,226	$8,937
Accrued payroll and related expenses	10,707	8,477
Royalties payable	1,504	1,068

Total current liabilities	23,437	18,482
Long-term liabilities	1,115	1,399
Commitments and contingencies
Stockholders’ equity:
Common stock, 70,000 shares authorized 35,039 and 33,929 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	35	34
Additional paid-in capital	357,878	333,009
Accumulated other comprehensive loss	(21)	(25)
Accumulated deficit	(166,834)	(156,715)

Total stockholders’ equity	191,058	176,303

Total liabilities and stockholders’ equity	$215,610	$196,184

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2007	2006

Operating activities:
Net loss	$(10,119)	$(45,227)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,619	6,013
Stock-based compensation	9,977	10,166
NeoDisc technology costs	—	8,060
Other non-cash adjustments	1,124	1,646
Changes in operating assets and liabilities:
Accounts receivable	(5,871)	(3,460)
Inventory	(11,041)	(6,723)
Prepaid expenses and other current assets	(28)	142
Accounts payable and accrued liabilities	2,537	5,663
Accrued payroll and related expenses	2,230	846

Net cash used in operating activities	(1,572)	(22,874)

Investing activities:
Cash paid for acquisition of Radius Medical LLC	(6,970)	—
Purchases of property and equipment	(14,103)	(16,705)
Sales of short-term investments	98,218	31,925
Purchases of short-term investments	(56,131)	(93,561)
Sales of long-term investments	7,500	—
Purchases of long-term investments	(16,003)	(2,000)
Other assets	(167)	(362)

Net cash provided by (used in) investing activities	12,344	(80,703)
Financing activities:

Payment of long-term liabilities	(300)	(300)
Issuance of common stock, including net proceeds from secondary offering	4,392	143,693

Net cash provided by financing activities	4,092	143,393
Increase in cash and cash equivalents	14,864	39,816
Cash and cash equivalents at beginning of period	41,476	12,545

Cash and cash equivalents at end of period	$56,340	$52,361